UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2024

SENTINELONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40531	99-0385461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	444 Castro Street
	Suite 400
Mountain View	California	94041
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (855) 868-3733

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001	S	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)

On September 5, 2024, the Board of Directors (the “Board”) of SentinelOne, Inc. (the “Company”) appointed Barbara Larson as the Company’s Chief Financial Officer and principal financial officer, effective as of September 11, 2024.

Prior to joining the Company, Ms. Larson, age 54, served as the Chief Financial Officer at Workday, Inc., a leading provider of solutions to help organizations manage their people and money (“Workday”), from February 2022 to June 2023. Ms. Larson served in various positions at Workday since July 2014, including as Senior Vice President of Accounting, Tax, and Treasury and General Manager of Workday Financial Management. Prior to joining Workday, Ms. Larson held senior financial roles at VMware, Inc., TIBCO Software Inc., and Symantec Corporation. Ms. Larson has also been a member of the board of directors of Equifax Inc., a global data, analytics, and technology company, since May 2024. Ms. Larson received a bachelor’s degree in business administration from the University of Arizona.

In connection with her appointment, the Company entered into an offer letter with Ms. Larson (the “Offer Letter”). The Offer Letter does not have a specific term and provides that Ms. Larson will serve as an at-will employee. Pursuant to the Offer Letter, Ms. Larson will have (i) an annual base salary of $527,000 and (ii) a target annual cash bonus opportunity of 70% of her annual base salary.

Subject to the approval of the Compensation Committee of the Board (the “Committee”) and the terms and conditions of the Company’s 2021 Equity Incentive Plan and the Offer Letter, Ms. Larson will receive a restricted stock unit (“RSU”) award and performance stock unit (“PSU”) award with an aggregate value of $14 million (the “Aggregate Equity Value”), where the RSU portion of the award is 75% of the Aggregate Equity Value and the PSU portion of the award is the remaining 25%. The number of shares of the Company’s Class A common stock subject to the RSU and PSU awards is calculated as follows: the Aggregate Equity Value divided by the trailing 30-calendar day average of the closing price of the Company’s Class A common stock on the New York Stock Exchange immediately preceding the date of grant. 25% of the RSUs shall vest on the Vesting Date (as defined below) in the month following the one year anniversary of her employment start date (the “First Vesting Date”), and 1/16th of the RSUs will vest on each third Vesting Date following the First Vesting Date, subject to Ms. Larson’s continuous service to the Company. “Vesting Date” is defined as the fifth (5th) day of each month. The PSUs will vest based on the Company’s achievement of performance metrics as previously approved by the Committee for the fiscal year ending January 31, 2025, and the Company's achievement of performance metrics to be subsequently approved by the Committee for the fiscal years ending January 31, 2026, January 31, 2027 and January 31, 2028. The final number of shares of the Company’s Class A common stock to vest from the PSUs will be certified by the Committee at the end of each fiscal year, contingent upon achievement of performance metrics and Ms. Larson’s continuous service to the Company. Vesting of approved PSUs for a given fiscal year will occur no later than April 30 following the end of such fiscal year.

Ms. Larson is also entitled to certain payments and benefits on termination of employment or upon a termination in connection with a change of control. In the event she is terminated without “cause” or resigns for “good reason” within three months before or twelve months following a “change of control” of the Company, she will be entitled to: (i) an amount equal to twelve months of her base salary and her then-current annual target bonus, in each case at the rate in effect immediately prior to such termination, payable in a cash lump-sum and (ii) to the extent Ms. Larson timely elects to receive continued coverage under the Company’s group-healthcare plans, the Company will continue to pay the employer portion of her premium payments for such continued coverage for a period ending on the earlier of (x) twelve months following the termination date and (y) the date that she becomes eligible for coverage under another employer’s plans. In addition, Ms. Larson’s equity awards, excluding awards that would otherwise vest contingent upon remaining-unsatisfied performance criteria, will become vested and exercisable, as applicable, with respect to 100% of the underlying shares. All such severance payments and benefits will be subject to Ms. Larson’s execution of a general release of claims against us.

Additionally, in the event that Ms. Larson is terminated without “cause” or resigns for “good reason” outside of a “change of control,” she will be entitled to (i) an amount equal to six months of her base salary at the rate in effect immediately prior to such termination, payable in a cash lump-sum and (ii) to the extent she timely elects to receive continued coverage under the Company's group-healthcare plans, the Company will continue to pay the employer portion of her premium payments for such continued coverage for a period ending on the earlier of (x) six months following the termination date and (y) the date that she becomes eligible for coverage under another employer’s plans. All such severance payments and benefits will be subject to Ms. Larson’s execution of a general release of claims against us.

There are no family relationships between Ms. Larson and any director or executive officer of the Company and no transaction involving Ms. Larson that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing descriptions of the Offer Letter and Change in Control and Severance Agreement are qualified in their entirety by reference to the full text of the Offer Letter and the Change in Control and Severance Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending October 31, 2024.

Ms. Larson will also enter into the Company’s standard form of indemnity agreement, which is attached as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on June 3, 2021 (File No. 333-256761).

In connection with Ms. Larson’s appointment, David Bernhardt will transition from his position as the Company’s Chief Financial Officer, effective on September 11, 2024. Mr. Bernhardt will remain an advisor to the Company through December 31, 2024, to assist with a smooth transition of his responsibilities (the “Separation Date”). Mr. Bernhardt’s departure is not a result of any disagreement regarding the Company’s operations, policies or practices.

In connection with his transition, the Company has entered into a Separation Agreement with Mr. Bernhardt on September 10, 2024 (the “Separation Agreement”), which provides for certain benefits, including (i) a lump sum payment equal to six months’ base salary, less applicable state and federal payroll deductions, (ii) a lump sum payment equal to Mr. Bernhardt’s annual bonus opportunity for fiscal year 2025 through the Consulting Termination Date (as defined below) on a pro-rated basis, assuming achievement at target levels, less applicable state and federal payroll deductions, (iii) a lump sum payment equal to the monthly insurance premium payments Mr. Bernhardt would be required to pay for health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period of six months, and (iv) twelve months of accelerated vesting of each of Mr. Bernhardt’s outstanding time-based stock options or restricted stock units, which will be effective following the Consulting Termination Date. Further, pursuant to the Separation Agreement, the Company and Mr. Bernhardt will enter into a Consulting Agreement (the “Consulting Agreement”) the term of which will end on December 31, 2024 (the “Consulting Termination Date”); the consideration payable pursuant to the Consulting Agreement will include: (i) a monthly amount equal to Mr. Bernhardt’s pro-rated base salary and (ii) continued vesting in Mr. Bernhardt’s outstanding stock options and RSUs. The Separation Agreement includes a general release of claims in favor of the Company and certain restrictive covenants for a period of twelve months following the Consulting Termination Date. The foregoing descriptions of the Separation Agreement and Consulting Agreement are qualified in their entirety by reference to the texts of each of the Separation Agreement and Consulting Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending October 31, 2024.

(e)

The information set forth above under Item 5.02(b) and (c) is hereby incorporated by reference into this Item 5.02(e).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTINELONE, INC.

Date: September 11, 2024	By:	/s/ Keenan Conder
Keenan Conder
Chief Legal Officer and Secretary